Exhibit 10.1
Backblaze, Inc.
201 Baldwin Avenue
San Mateo, CA 94401

July 9, 2024

Marc Suidan,
San Jose, CA

Dear Marc,

Backblaze, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position. Your initial title will be Chief Financial Officer, and you will initially report to Gleb Budman, the Company’s Chief Executive Officer. This is a Full-Time position at the Company Headquarters. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Cash Compensation (Salary and Bonus). The Company will pay you a starting salary at the rate of $440,000 per year, payable in accordance with the Company’s standard payroll schedule. You will also be entitled to participate in the Company’s 2024 Bonus Plan with an annual target bonus equal to 50% of your pro-rata base salary for 2024 and subject to the terms and conditions of the Company’s 2024 Bonus Plan. This salary and bonus is subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the Company’s benefits that it makes available to its employees from time to time, subject to applicable plan terms.

4.Restricted Stock Units. Subject to the approval of the Company’s Compensation Committee, you will be granted 300,000 Restricted Stock Units (RSUs). The RSUs will vest 25% on the 1-year anniversary of the vesting commencement date and the remainder of the RSUs will vest on a quarterly basis over the remaining 3 years, subject to continued service. The grant will be on terms and conditions substantially similar to the Company’s 2021 Equity Incentive Plan and the applicable RSU Agreement.

5.Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.Employment Relationship.

(a) At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. As a condition of your employment, you will be required to abide by the Company’s policies and procedures, as may be in effect from time to time, including, without limitation, the policies and procedures set forth in the Company’s handbook. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

(b) Severance and Change in Control Agreement. In accordance with your executive position, you will be eligible for certain severance benefits, including severance in connection with a change of control and outside of a change of control, commencing on your hire date. The terms and conditions governing your severance benefits are detailed in the agreement, the form of which is attached hereto as Exhibit B.

7. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Exhibit 10.1
(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8.Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement, the enclosed Proprietary Information and Inventions Agreement, and the enclosed Severance and Change of Control Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on Friday, July 12, 2024. In addition to the expiry date, your employment with the Company is contingent upon successful completion of your references and background check. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Backblaze, Inc.

/s/ Gleb Budman
By: Gleb Budman
Title: Chief Executive Officer

Exhibit 10.1
I have read and accept this employment offer:

/s/ Marc Suidan
Signature of Employee

Dated: 7/12/2024

Attachment

Exhibit A: Proprietary Information and Inventions Agreement [not attached]

Exhibit B: Severance and Change Control Agreement

Exhibit C: Job Description for Chief Financial Officer [not attached]

Exhibit D: Employee Benefits 2024 [not attached]

Exhibit 10.1
EXHIBIT B

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

[ATTACHED]

Exhibit 10.1

BACKBLAZE, INC.

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between _______________ (“Executive”) and Backblaze, Inc., a Delaware corporation (the “Company”), as of _______________ (the “Effective Date”).

This Agreement provides severance and acceleration benefits in connection with certain qualifying terminations of Executive’s employment with the Company. Certain capitalized terms are defined in Section 8. The Company and Executive agree as follows:

1. Term. This Agreement shall become effective on the Effective Date.

2. Certain Involuntary Termination Benefits.

(a) Involuntary Termination Outside of a Change in Control Period. If Executive is subject to an Involuntary Termination that occurs outside of a Change in Control Period and Executive satisfies the conditions described in Section 2(c) below, then:

(i) The Company shall pay Executive a lump-sum cash amount equal to the greater of (A) six (6) months of Executive’s Base Salary, or (B) the number of months of Executive’s Base Salary equal to one month for each year (full years or at least 6 months of any remaining partial year) Executive has been continuously employed by the Company; provided, however, that the number of months shall not exceed 18 months in any event, which will be paid in accordance with the Company’s standard payroll procedures;

(ii) The Company shall pay the Executive a lump-sum cash amount equal to Executive’s annual target bonus established by the Company for the fiscal year in which Executive’s Separation occurs, prorated based on the number of days that Executive was employed by the Company during such fiscal year; and

(iii) The Company shall pay the Executive a lump-sum cash amount equal to the monthly premium under COBRA applicable to such Executive and his or her eligible dependents in effect prior to such termination, multiplied by six (6), subject to any applicable tax withholding, which payment shall be made regardless of whether Executive elects COBRA continuation coverage.

(b) Involuntary Termination Within a Change in Control Period. If Executive is subject to an Involuntary Termination that occurs within a Change in Control Period and Executive satisfies the conditions described in Section 2(c) below, then:

(i) The Company shall pay Executive a lump-sum cash amount equal to the greater of (A) twelve (12) months of Executive’s Base Salary, or (B) the number of months of Executive’s Base Salary equal to one month for each year (full years or at least 6 months of any remaining partial year) Executive has been

Exhibit 10.1
continuously employed by the Company; provided, however, that the maximum number of months shall not exceed 18 months in any event, which will be paid on the first payroll following the effective date of the release agreement;

(ii) The Company shall pay the Executive a lump-sum cash amount equal to Executive’s annual target bonus established by the Company for the fiscal year in which Executive’s Separation occurs, prorated based on the number of days that Executive was employed by the Company during such fiscal year;

(iii) The Company shall pay the Executive a lump-sum cash amount equal to the monthly premium under COBRA applicable to such Executive and his or her eligible dependents in effect prior to such termination, multiplied by twelve (12), subject to any applicable tax withholding, which payment shall be made regardless of whether Executive elects COBRA continuation coverage; and

(iv) One hundred percent (100%) of the shares subject to each of Executive’s then-outstanding equity awards subject to time-based vesting shall become fully vested. In the case of equity awards with performance-based vesting, the level of achievement of the applicable performance goals will be deemed to equal the greater of (a) the target level of achievement of the performance goals or (ii) the actual level of achievement of the performance goals (to the extent then reasonably determinable). For the avoidance of doubt, if Executive’s Involuntary Termination occurs prior to a Change in Control, then any unvested portion of Executive’s then-outstanding equity awards will remain outstanding until the earlier of (a) three (3) months after the Involuntary Termination or (b) the occurrence of a Change in Control so that any additional benefits due on an Involuntary Termination Within a Change in Control Period can be provided if a Change in Control occurs within 3 months following such Involuntary Termination (provided that in no event will Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In such case, if no Change in Control occurs within 3 months following an Involuntary Termination, any then-unvested portion of Executive’s equity awards will automatically be forfeited on the 3-month anniversary of the Involuntary Termination.

(c) Preconditions to Severance and Vesting Acceleration Benefits / Timing of Benefits. As a condition to Executive’s receipt of any benefits described in Section 2(a) or 2(b) (except due to Involuntary Termination as a result of Executive’s death or Disability), Executive shall execute, and allow to become effective, a general release of claims provided by the Company consistent with past practice and promptly after such Involuntary Termination and, if requested by the Company’s Board of Directors, must immediately resign as an officer and member of the Company’s Board of Directors and as an officer and member of the board of directors of any subsidiaries of the Company. Executive must execute and return the release on or before the date specified by the Company in the release, which will in no event be later than 50 days after Executive’s employment terminates. If Executive fails to return the release by the deadline (after additional written notice by the Company to Executive) or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2.

Exhibit 10.1
Subject to the foregoing, all such benefits will be provided, paid or commence in all events within 60 days after Executive’s Involuntary Termination (and, where applicable, will include at such time any amounts accrued from the date of Executive’s Separation). If such 60-day period spans two calendar years, then such benefit will in any event be provided, paid or commence in the second calendar year; provided, that where such 60-day period does not span two calendar years, then the benefits will be provided, paid or commence within 30 days after execution of such general release of claims (without revocation).

(d) Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.
3. Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment. In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following the earlier of (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

4. Section 280G.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For the avoidance of doubt, the Payments shall include acceleration of vesting of equity awards granted by the Company that vest based on service to the Company and that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of the Company.

Exhibit 10.1
(b) For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Executive (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Payments in the following order, unless (to the extent permitted by Section 409A of the Code) Executive elects to have the reduction in payments applied in a different order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Executive. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.

(c) All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by a nationally recognized independent accounting firm selected by the Company. For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4. The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.

(d) As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial determination by the accounting firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the accounting firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the accounting firm determines that an Overpayment has occurred, the Executive shall promptly repay, or transfer, to the Company the amount of any such Overpayment; provided, however, that no amount shall be payable, or transferable, by the Executive to the Company if and to the extent that such payment or transfer would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the accounting firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(e) If this Section 4 is applicable with respect to an Executive’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Executive’s rights to the Payments.

Exhibit 10.1
5. Company’s Successors. Any successor to the Company or to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6. Miscellaneous Provisions.
(a) Modification or Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d) Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.

(e) Notices. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with nationally recognized overnight courier, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention: General Counsel) and to Executive at the address that he or she most recently provided to the Company in accordance with this Subsection (e).

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

Exhibit 10.1
8. Definitions. The following terms referred to in this Agreement shall have the following meanings:
(a) “Base Salary” means Executive’s base salary as in effect immediately prior to an Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s base salary as in effect immediately prior to such reduction.

(b) “Cause” means Executive’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any agreement with the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State involving fraud, embezzlement or any other act of moral turpitude, (v) gross negligence or willful misconduct related to the Company’s business, (vi) willful and repeated failure to perform reasonably assigned and essential duties, or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation. For purposes of this definition, Cause shall not exist unless the Company delivers written notice to Executive specifically identifying the conduct, events or circumstances that may provide grounds for Cause, in reasonable detail. To the extent curable, Executive shall have ten (10) business days following receipt of the notice to cure or remedy such conduct, events or circumstances before any Termination for Cause is finalized.

(c) “Change in Control” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (ii) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d) “Change in Control Period” means the period commencing on the date that is three (3) months prior to the date on which the Change in Control occurs and ending on the date that is twelve (12) months after the date of such Change in Control.

Exhibit 10.1

(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f) “Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than 12 months, unable to engage in any substantial gainful activity.
(g) “Involuntary Termination” means either Executive’s (i) Termination Without Cause, (ii) Resignation for Good Reason, or (iii) Disability or death.

(h) “Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment within 12 months after one of the following conditions has come into existence without Executive’s express written consent: (i) a reduction in Executive’s total target annual cash compensation by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (ii) a relocation of Executive’s principal workplace by more than 25 miles, or (iii) a material reduction of Executive’s responsibilities, authority or duties. A Resignation for Good Reason will not be deemed to have occurred unless Executive gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice; provided, however, that the Company will be deemed to have waived such cure period if the Company has communicated after such notice that it does not intend to cure such condition.

(i) “Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

(j) “Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause, provided the individual is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

BACKBLAZE, INC.

Signature:

Print Name:

Title:

EXECUTIVE

Signature:

Print Name: